UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |X| Filed by a Party other than the Registrant|_|

Check the appropriate box:

|_| Preliminary Proxy Statement


|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
    BY RULE 14A-6(E)(2))


|_| Definitive Proxy Statement


|_| Definitive Additional Materials


|X| Soliciting Material Pursuant to ss.240.14a-12




                               LUCENT TECHNOLOGIES INC.

-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




-------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required


|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    1) Title of each class of securities to which transaction applies:



    ------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:



    ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



    ------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:



    ------------------------------------------------------------------------

    5) Total fee paid:



    ------------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:



    ------------------------------------------------------------------------

    2) Form Schedule or Registration Statement No.:



    ------------------------------------------------------------------------

    3) Filing Party:



    ------------------------------------------------------------------------

    4) Date Filed:



    ------------------------------------------------------------------------

The following is a transcript of the analyst presentation conference call conducted on April 3, 2006 by Lucent Technologies Inc. and Alcatel relating to the proposed merger of Lucent Technolgies Inc. and Alcatel.


Analysts Presentation                               Alcatel Lucent Technologies


-------------------------------------------------------------------------------
                         Creating the Global Leader in
                           Communications Solutions
-------------------------------------------------------------------------------

                                ANALYSTS PRESENTATION


PASCAL BANTEGNIE

We are ready to start, thank you.

AT&T

Ladies   and   Gentlemen,   thank  you  for   standing   by.   Welcome  to  the
Alcatel-Lucent conference call. At this time, all participants are in a listen-only mode. Later we will conduct a Question and Answer session. Instructions will be given at that time. As a reminder, this conference is being recorded. I will now turn the conference over to our host, Pascal BANTEGNIE.


PASCAL BANTEGNIE

Good afternoon to all analysts and investors sitting here today with us in Paris, and good morning to their US colleagues joining the conference by call. Yesterday, Alcatel and Lucent announced they had entered into a definitive merger agreement to create the first truly global communications solutions provider. I am very pleased to have here with me today in Paris to discuss the merger Patricia RUSSO, who is Chairman and CEO of Lucent Technologies, and Serge TCHURUK, Alcatel's Chairman and CEO, as well as other top executives from Alcatel and Lucent Technologies: Jean-Pascal BEAUFRET, our CFO; Michael QUIGLEY, our COO; John KRITZMACHER, Lucent Technologies' CFO; and John DEBONO, my investor relations counterpart.

We will begin this call with Serge and Patricia providing an overview of the merger, and then we will open the conference for your questions.

Before we begin, let me remind everyone that PDF version of the slides that we will be presenting today have been posted on both companies' websites, and that we are also providing a simultaneous web cast of the call.

I also want to remind you that today's remarks contain statements regarding the proposed transaction between Alcatel and Lucent Technologies, and these statements constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. We can offer no guarantee of future performances or of the expected timetable for completion of this transaction. For a complete list and description of risks and uncertainties, I would like to refer you to the Safe Harbour statement at the beginning of the slide presentation and all publicly filed documents of both companies with the SEC.



Paris, 3 April 2006                                                           1

Analysts Presentation                               Alcatel Lucent Technologies

Now at this point, I will turn the call over to Serge for the presentation and he will then hand over to Patricia for the rest. Thank you.


SERGE TCHURUK

Good afternoon and good morning for some of you. It is a great pleasure and great excitement for Pat Russo and myself to confirm now that we have undertaken to launch a major merger of our two companies to make up the world's leading communications solutions provider. This is not only a major event for us two, but a major event in our industry. The question that is coming to the minds of many is, why merge? Why now? Why Alcatel and Lucent? Let me briefly try to say what I think are the answers to those three questions.

Why merge? Given today's market's constants, there are two keys to success in our business. One is technology innovation - the capability to innovate faster and better than some of your competitors. The second key is the cost
- you also have to be a low cost player in order to be in the game. So we believe that the combination of Alcatel and Lucent has already gone a long way in meeting those two objectives and will create a formidable player on the scene. Why merge? I believe these are the answers.

Now, why now? Why is this the right timing? It is the right timing because this combination gives both companies distinct time to market advantage in a market which is changing significantly. The business of our carrier customers is changing, going from connection, voice and the like to content distribution, obviously. Our carrier customers are consolidating and merging with each other. Technology is disruptive right now. A lot goes into network transformation. So the timing is ripe and right, because everything is changing at this time in the industry. So, if anything, this is the time to do it. I do believe that a number of our customers are also pushing into the consolidation game for their key suppliers, and we think we are one of the key suppliers.

If I look at why Alcatel and Lucent are the best fit. By the way, I am not discovering that belatedly; it has been in the back of my mind for quite a while. The rationale for pulling those two companies together I believe is very compelling. It is very compelling because first of all our portfolio of customer relationships and then our portfolio of technologies, and particularly when we looked into detail of how they would complement or fit with each other we were absolutely reassured, not to say impressed by the good fit in our technology. And also they are perfect in terms of the geographic complementarity. Just adding up the numbers of our two companies results in something which is a sort of a dream: one-third in the United States and Canada, one-third in Europe, and one-third in the rest of the world, which is in our view a perfect fit.

I do believe that the fit between our two companies is just excellent.

So quickly looking at the transaction, the total combined market cap of the two companies is about (euro)30 billion as you can see. We are doing a merger between equals. That is a stock for stock merger, structured as a tax-free exchange of Alcatel ADSs for Lucent shares. Upon completion of the merger, Alcatel shareholders will own approximately 60% of the combined company and Lucent shareholders will own approximately 40% of the combined company, which reflects the difference in the capitalisation of the two companies.

Paris, 3 April 2006                                                           2

Analysts Presentation                               Alcatel Lucent Technologies

In legal terms, the deal is structured as a reverse triangular merger, after which Lucent will become a subsidiary of Alcatel, and Lucent shareowners will receive a tax-free exchange of Alcatel ADRs or ADSs for Lucent shares. These are typically a common type of structure. Regulatory approval will be required from the EU Commission, US anti-trust authorities, and Exon-Florio. We estimate that closing will take 6 to 12 months to be achieved.

Now what is this global company which we are creating together? It is a new company which will be incorporated in France with executive offices in Paris. We will choose a name later on. The North American operations will be based in New Jersey where the Bell Labs will remain headquartered. The leadership is agreed. I will be the Non-Executive Chairman, and Pat will be the CEO based in Paris. There will be a board of 14 made up of 6 of Alcatel's current directors including myself, 6 of Lucent's current directors including Pat Russo, and two new independent European directors to be mutually agreed upon. So that is the global company picture.

Just a few more words on the strategic rationale. When you look at what you get when you combine those two companies, what you get is simply stated. You get by far the N(degree)1 worldwide in wireline at a time when fixed communications is starting to recover and finding growth again. You have the N(degree)2 worldwide in mobility, when you add up all the positions that Lucent and Alcatel have added together. And you also have the N(degree)2 in worldwide services. Overall, the combined company would have something like 4.1 or 5 billion US in services which is something mounting in terms of momentum in Europe and the Untied States.

Now the portfolio of customers is huge. Frankly I do not believe there is any customer - small or large - that does not belong to the portfolio of customers of either company. So we are addressing practically everyone in the world. If I look at the benefit for our customers, our customers want two things that look a bit contradictory on the surface. They want their suppliers to become partners with global scope and reach, capable of transferring know-how, technology, size, giving them assurances that they will be around for a long time. At the same time, they also want a local partner, because they are many of them undertaking to transform their networks, are making big technology bets and they want to have the support of a partner.

So they want to have both things. We believe that the combination of our two companies more than anyone else presenting what they are looking for. 26 000 R&D engineers and 25 000 active patents. A large end-to-end communications solutions integration capability that we both have. A leader in major areas defining next generation networks. Pat will say much more about it but it is quite impressive in my view. In every region, in every single country, there is always a significant sized operation of either one to support the customers.

Now I want to conclude quickly what I am trying to say now. I believe that the combination that we have decided of Alcatel and Lucent is today providing the right answers to the key issues which are today primary on the market place. We are the answer to the ongoing consolidation of global service providers. They are consolidating and they do not want to see a flurry of suppliers.  They  want  this to  happen,  to have  clear  indication  from many large customers, they are pushing for some of their suppliers to consolidate. I believe we are the answer.

Second thing, we are the answer to the increasing network complexity as convergence requires breadth of products, depth of services, complexity goes with it. Putting the portfolio of the technologies of the two companies is something which I think has no equivalent in any other competitors' hands.

Paris, 3 April 2006                                                           3

Analysts Presentation                               Alcatel Lucent Technologies

Number three, I believe we are the answer for the service providers requiring long-term reliable partners. They all undertake at various degrees and various speeds, major transformation of their networks, which is obviously for them a risk and they want to be supported by someone who is in the game as a supplier or partner for a long time. This is exactly our plan.

Finally, we are the answer to the demanding needs for large R&D investments required to maintain leadership, not only for us but also for our customers who want to be ahead of anyone else in terms of technology.

So when you look at what we are doing, we are putting a lot of our investment, and I would say our single major investment in the two companies is research and development. We are putting the two together. We are doing like pharmaceuticals do when they merge actually. We are putting a lot of muscle into R&D and I believe we are going to increase the efficiency, the power of our joint R&D to meet the challenges which are ahead of us.

Briefly spoken, that is the rationale of our proposed deal.

Pat, the floor is yours.


PAT RUSSO

Thanks Serge and hello to all of you here and those of you calling in from all around the world. To expand a bit on what Serge said, this truly is a defining moment in our industry and a defining moment for our companies. I think we are creating an exciting combination with a compelling set of characteristics that I would like to expand a bit on from what Serge has overviewed.

I will move quickly through these charts as I am sure that many of you have already seen these. First of all, when you consider a combination like we are describing there are a few things you need to test for, one of which is, do you have a common view of the world? Do you have a common view of what is happening in our industry? Do you share a common understanding of what it is the customers require? I think one of the things I would say about this combination is we truly do have a shared vision. We have a shared vision of how networks will transform. We have a shared vision of what our customers require, and we have compatibility with respect to the premium that we place on technical excellence and technical competency.

When you look at the geographic and product and customer fit, I think this is a compelling combination.

If you take a step back and consider what are the capabilities that are increasingly relevant to what will matter in the creation of next generation services, next generation technology and deployment, you see four areas on the next chart. The point here is not to go into detail on each of the product areas, but the key point is that the combined company would be N(degree)1 or N(degree)2 in the key technology areas that we believe are most relevant to being able to deliver true end to end, converged network solutions for our customers.

Let me say a few words about our position in mobility. We would have the N(degree)2 position globally in terms of size. We bring collectively to the combination already existing large, embedded bases of 2G networks with respect to CDMA 1X and GSM. Alcatel has been growing their GSM business aggressively, including in emerging markets. So we start with a combined embedded base

Paris, 3 April 2006                                                           4

Analysts Presentation                               Alcatel Lucent Technologies

that is considerable. Lucent as you know is a global leader in spread spectrum technology, 3G. It has as its foundation spread spectrum technology so we bring that to the combination. We bring he combined scale, the opportunity to invest, to assure continued, aggressive innovation and evolution of these technologies as the world and the networks around the world evolve to 3G - admittedly at different paces but as they evolve to 3G.

Additionally the position that we have in mobility in 3G will help us in capturing the opportunity that we see ahead of us in China. We both have positions and relationships in China. Alcatel has Alcatel Shanghai Bell in China, and so we see this combination additionally as being well positioned to capture the opportunities with respect to China.

Certainly in the area of the Triple Play experience, the combined companies have tremendous strength in these areas. I think there is no question that when you look at the kinds of services that our customers want to deliver, video will play an increasingly important role, having strengths and capability with respect to delivering rich video services, and video services that can blend and mix with voice and data and text will be increasingly important, and the combined company enjoys a strong position here when combined with the mobility capability provides a strong capability for ultimately what is called the quadruple play.

Increasingly, services and the ability to deliver an integrated services capability - whether it is professional services, maintenance services, network integration services - is becoming increasingly important as networks evolve and as the complexities increase. The combination of both service businesses results in a (euro)4 billion service business, of $5 billion, N(degree)2 in the world, with tremendous strength in some of the emerging areas like professional services, consulting services, hosting services - all that we believe will be important in order to deliver the end to end support capability that our customers are looking for.

The next chart really speaks to the importance of what is happening in the core of the networks. We often talk about IMS, the transition to an all-IP network. That is really all about the ability to create converged services in network environments that are independent of the access device - whether you are on a fixed network, a mobile network, regardless of what device you are using. Lucent has a very strong leadership position in IMS. Alcatel enjoys a strong position with respect to this area as well. So the combination I think is very powerful. This really is the glue that will enable the next generation services that we talk about when we talk about converged services.

From a geographic balance standpoint, this company will truly reflect the market. As Serge noted, about one-third of the business will come from North America, about one-third from Europe, and about one-third from other parts of the world including China, the Caribbean-Latin America region, the Middle East as well as Asia Pac. When you look at the combined R&D capabilities and the patent portfolio that this combined company has, I think it is unmatched:
26 000 at the start engineers and developers, 25 000 active patents. Probably most importantly, an R&D investment capacity that is necessary in an increasingly complex and fragmenting industry. That will enable the kind of innovation that is absolutely critical in order for us to compete globally.

So, a tremendous depth and breadth from a technical, human asset, and intellectual property asset that can in fact be leveraged.

We have talked about the fact that this combination creates significant synergies. The chart describes the cost synergies that we have estimated. We have quantified those synergies to be in the

Paris, 3 April 2006                                                           5

Analysts Presentation                               Alcatel Lucent Technologies

range of(euro)1.4 billion or $1.7 billion. We have mutually identified these through the planning that our teams have done in the work that led up to this announcement. And the synergies really span across the entirety of the business. It is not just about rationalising a portfolio but rather getting the synergistic benefits of a larger procurement capability, consolidating operations. Take real estate as an example. We have looked at synergies across a number of areas. From a timing standpoint, the next chart shows that the vast majority of these synergies we believe can be captured within two years, with three years being the outside. Again, that is from the date of closing. What is not included in the synergy view is any opportunity we see for a revenue upside. That comes from the possibility of cross-selling each other's products, incorporating what one company might have into a solution that the other is bringing to the market, or some of the complementarity with respect to geography and customers. We have not factored that in. We believe they are available to us and, obviously, we will be going after them, but they are not part of the quantification.

In terms of restructuring, we expect that there will be reductions in the workforce of about 10%. Having said that, considerable synergies to be gained from other than workforce reductions. We talked about the timing of those. We expect that there would be a new cash restructuring charge of approximately (euro)1.4 billion or $1.7 billion, primarily in the first post-closing. I have already talked about the timing of when we would expect to achieve these.

A couple of words on the status of Lucent's pensions. From a pension standpoint, Lucent's pension plans remain well funded under current US government ARISSA laws. The Company has not been required to put any cash into the pension plans since 1996 when Lucent was formed. And currently does not expect to make any contributions through 2007. As we look out based on actuarial projections, and under the current laws, we believe it is unlikely that any required contribution would have any material effect on Lucent's liquidity through 2010. So, we very large pension assets. The good news is that we are very well funded.

From a retiree healthcare standpoint, as you all know we provide retiree healthcare benefits to our retiree base. We have been very focused on trying to find the right balance between caring for the needs of our retirees and making determinations about what is affordable. That has been the case and we will continue to manage those costs in that way.

From a financial position standpoint, I think it is clear that the combination of these companies creates a stronger financial base than either of us alone. We are talking about revenues of (euro)21 billion or $25 billion, based upon 2005 numbers; net income of (euro)2 billion; net cash position; a strengthened balance sheet; and debt maturities that are relatively long dated, with over 60% of the combined company's debt maturing after 2010.

So, just to wrap up here, I think this is a defining moment in our history. I think this is a compelling, strategic combination and one that has tremendous potential to create great value for our customers, for our shareowners, and for our employees over time.

Thanks very much and I think we will be happy to turn it back to Pascal.

Paris, 3 April 2006                                                           6

Analysts Presentation                               Alcatel Lucent Technologies

                            QUESTION AND ANSWER SESSION


PASCAL BANTEGNIE

We will be taking questions from this conference room and then take the opportunity to let US investors to ask questions as well on the call.


ALEXANDER BITAK, EXANE BNP PARIBAS

I have a question for Jean-Pascal with respect to the treatment of pensions under IFRS. Could we have a little bit more granularity on this?


JEAN-PASCAL BEAUFRET

As far as we can see now, we would account for the pension credit - which is accounted under US GAAP - under the post OP line of financial income. This is reflecting the difference between expected rates of returns and discount rates, and would be accounted in the net income but post OP.


ALEXANDER BITAK, EXANE BNP PARIBAS

What happens on the balance sheet? Will there be any significant differences on what you have now as credit and deficit?


JEAN-PASCAL BEAUFRET

Today, Alcatel has a 1.1 billion unfunded portion of their pension obligation. Lucent is disclosing a full lot of information since 2003 about the various pension assets, pension obligations for various types of employees - management, representational, and international pension funds, and OP funds. In our accounts, the unfunded portion is on balance sheet. In US GAAP, the unfunded portion of all that is out of the balance sheet, knowing that on balance sheet you have several assets which are accrued pension credits, and you have as well pension and OP liability. So, since the disclosure is complete and very transparent, we do not believe there is any difficulty to integrate the total unfunded portion for Lucent on the balance sheet of the combined company.


FRANK MACARY, IXIS SECURITIES

First, can you give us a time frame for the change in the law to increase the flexibility for retiree healthcare? Is it in 6 months or 12 months that we should expect a change? Second, from an Alcatel perspective, what will happen on 1 June? Who will become the CEO of the stand alone Alcatel company?

Paris, 3 April 2006                                                           7

Analysts Presentation                               Alcatel Lucent Technologies

PAT RUSSO

Annually we go through and look at the healthcare plan for retirees. I believe that is due to come up in October. That is when we would look at what is happening with healthcare costs, what are the planned features that we believe we can support. We do it on an annual basis and then we let our retirees sign up for certain benefits, cafeteria style if you will, in terms of the kinds of benefits they would like to receive in exchange for whatever the appropriate premiums are.


JOHN KRITZMACHER

Part of the question was on what we expect the timing to be on the 420 legislation. It is difficult to say when that decision will be made. Recently, we were expecting the decision would occur some time in the next few weeks, by about mid-April. Now, that seems to be delayed. It could be delayed by a matter of a few weeks or several months. In the interim we are planning for what actions we would need to take in either case, in the event that the legislation is passed or in the event that the legislation is not passed. As our agreement with our labour union stands today, we have until September to achieve the relief that we are mutually seeking. If at the beginning of September we do not have that legislative relief then we will have the latitude to make the necessary decisions to deal with the cost of healthcare of retirees.


SERGE TCHURUK

My own mandate as PRESIDENT DIRECTEUR GENERALE - Chairman and CEO - goes up to the shareholders meeting which will decide on the 05 results. This was scheduled for 1 June. We will defer it so that at the same shareholders meeting we can have a shareholders vote both on the transaction and on the accounts for 05, presumably at the end of July. The Board would like me to stay DIRECTEUR GENERALE - which is CEO - up until the transaction is closed. So they will request shareholders to vote an exceptional by law to permit me to stay a few more months in my job.


ALEX HENDERSON, CITIGROUP, US

As you finish this transaction out, can you talk about the response you have got from anyone in the government on the operations at Bell Labs and what the issues are around that?


PAT RUSSO

First of all, we have been in touch with a number of folks in the US government, advising them about the intention of this transaction. There has been a fair amount of communication. We have designed a structure for the US government work that is one that has been previously and is routinely used. When you want to care for work for the US government, we intend to form a separate US subsidiary. It will have a proxy board of three individuals that are acceptable to the US government. You should expect to see something very shortly that will call out who we have identified to serve in that role.
Thus far, I have not gotten any indication that that approach is not something that would not be reviewed and considered appropriate given that it has been done in a number of other cases. We do not intend to separate out Bell Labs; we intend to separate out the

Paris, 3 April 2006                                                           8

Analysts Presentation                               Alcatel Lucent Technologies

sensitive work that has been done for the government either by Bell Labs or from other parts of the organisation.


ALEX HENDERSON

Have you had any comments back from your service provider partners as a result of this action?


PAT RUSSO

Over the course of the last year, the frequency of customers enquiring about when they might expect to see some consolidating moves among the suppliers was quite regular, frankly, all over the world. That is point one, and really speaks to Serge's comments about our customers as they are consolidating looking to partners who have the breadth and depth and scale to tackle both opportunities and challenges. That is one point. Second, the customers that I have spoken to - and I have spoken to a number of them - since this initially came out have universally been positive in support of what the combination can create and about this combination.


SERGE TCHURUK

I already received a few mails of congratulations from major customers. It is so rare to receive a mail from a customer congratulating you that I am very pleased to say it.


PAT RUSSO

Generally, so far, obviously I have not spoken to everyone, the reaction has been positive.


NICHOLS THEODOPOLOUS, US

A couple of quick questions. Within the provider business for Alcatel and for Lucent as a whole, can you let us know for Alcatel how many employees the company has in the United States and France that work specifically in the communications area? Second, do you have an estimate of the cash restructuring charges that will feed into to implement the synergies?


JEAN-PASCAL BEAUFRET

Employees of Alcatel working for the communications business would be a bit more than 8 000 in France, and a bit more than 8 000 in North America today. The cash restructuring that is factored in this plan is 1.4, as stated in our presentation.


CHRISTIAN DANNA, CN CONSEIL

Four or five years ago, you started merger talks between the two companies, and it did not work out. I believe there were issues regarding Bell Labs and Board management. What made it work this time?

Paris, 3 April 2006                                                           9

Analysts Presentation                               Alcatel Lucent Technologies

SERGE TCHURUK

You were not there at that time, I was. What made the deal collapse last time, even today it is very difficult to tell it. It was certainly not Bell
Labs, at all. At the last minute, the sort of mayonnaise did not hold between the people - they were tired, they were angry. This time, we prepared it much better and this time there are obviously many things that have changed in the market place. So you can see pressure from everybody saying, you have to do this. If I may say, we are, I think, getting along all right.


PAT RUSSO

Yes! As Serge said, the mayonnaise did not work last time. I think it is a different time in the industry. We have all gone through the weathering of the storm. The dynamics and fundamentals of the industry are considerably different today than they were even five years ago. We have tried to structure a transaction here that gives us the best chance to execute on the integration and create the value that we believe we can. That is why we have structured it as a merger of equals. The relative size of the companies is seen in the ownership of the companies, where Alcatel is the larger company their shareowners will have 60% of the combined company, and Lucent's will have 40%. We have split the Board so that we have a sharing of coming together in order to create the governance and management of this new company as we go forward. Notwithstanding all the things we have to go through to get to closure, we have tried to put in place the mechanisms that will allow for us to be successful going forward.


FRANCOIS DUHESME, CNC

I have a question about the way you plan to organise the new entity. Will we see some specialised centres like mobile in the US, fixed line in Europe? How will you decide that? How will you decide where you will cut costs, cut people? How will you choose the people heading each division and each project?


PAT RUSSO

First of all, we are not that far along with respect to specific integration plans. As a result of the work done leading up to the conclusion of this agreement, we have some thinking about where all those opportunities are etc. So that will factor into the transition planning we would do. The way we will attack that is really driven by business logic. Where are the opportunities? What are the issues that need to be cared for? What is the best set of solutions to do that? From a management team standpoint, what Serge and I have said all along and what we have said publicly is that we have tremendous talent in both companies and we expect to take advantage of that talent by utilising the best talent we have in the most balanced way possible. Expect that as we start to get the transition planning done, and we feel comfortable that we are in a position to make any announcements about what an organisation structure might look like or who the people might be, we will make those. But that is specific work yet to be done.

Paris, 3 April 2006                                                          10

Analysts Presentation                               Alcatel Lucent Technologies

SERGE TCHURUK

I just wanted to add that we are going to nominate - hopefully next week - a transition team which is going to prepare all the work so that on Day-D - on closing - we do not lose time to generate the synergies and put the teams in place. We have already nominated a management committee which is going to ensure continuity when the time comes between the two companies and putting all the other teams in place. It will be chaired by Pat. It will have Mike QUIGLEY as Chief Operating Officer of the company. It will have Frank D'AMELIO in charge of executing, among other things, operations and all the integration. It will have Jean-Pascal BEAUFRET as CFO. It will have Etienne FOUQUES to look after the strategies in the emerging world. And it will have Claire PEDINI on the Human Resources side.


RICHARD KRAMER, AREDA RESEARCH, US

You mentioned that this is an accretive deal. Can you tell us what sort of assumptions you have made about ongoing contributions from the Lucent pension credits that played such an important role in the profitability in past years of Lucent? How might it be affected by the pending changes in legislation that might allow flexibility in post-retirement benefits? Second, we have seen Ericsson try for many years to find synergies between CDMA and GSM businesses on the same platform. In examples like this, do you expect that you will pick one or another product portfolio in an area like UMTS or will you try as Alcatel has with the switching business to merge the two portfolios over time? Third, will Lucent China be folded into Alcatel Shanghai Bell over time, and do you expect Alcatel Shanghai Bell to play what sort of a role in this transaction?


JOHN KRITZMACHER

With regard to our synergies and the accretion of value to shareholders, our comments around this deal being accretive are loaded with the comments that it excludes restructuring charges as well as the amortisation of intangibles, so that is important to note. With respect to the pension credit, we assumed in the analysis that the pension credit continues at roughly the present levels. Our early analysis actually indicates that the net pension credit may actually rise a bit, but assume that in our model the pension credit itself is roughly flat to what we are reporting in our results for fiscal 2006.


PAT RUSSO

Let me make a comment on mobility, and then I will ask Mike who spent some time with the teams on this. First of all, with respect to your question about Ericsson and CDMA and GSM. They really are two different technology bases in terms of the spread spectrum technology versus time division technology. So what we have done inside Lucent, and then I will let Mike speak to Alcatel, is leveraged a lot of the investment in the CDMA base stations and technology because it is spread spectrum onto the wideband CDMA or UMTS platforms so we have common base stations for example. We have an opportunity we see with the combination to continue to leverage that.

I think what is very important and what we will be very careful to do, is plot the right approach to evolve the platforms in a way that is not disruptive to customer investments and gives us the best chance to get economies of scale over time. Some of the reasons why you see the synergy time frame being 24 months and then beyond 24 months are designed to care for some of the

Paris, 3 April 2006                                                          11
expectations we might have in terms of getting to these common platforms. We are about evolving our customers in a way that allows us to continue to gain share and to continue to leverage the common assets that we bring.


MIKE QUIGLEY

I will just add one more thing about what Pat said. One thing that is obviously very important for Alcatel if you are looking at the combination of the wireless assets of the two companies is the decision that Lucent in fact made some time ago to base their UMTS technology as they went forward on the same platform as the CDMA. Remember, as Pat said, these are both spread spectrum technologies. So we see a clear path forward in being able to do that. By the way, not every player who is in UMTS and CDMA has done that. Some of them have in fact two different platforms which makes the job much trickier. So our view long term is that there is going to be a convergence of these technologies as we move forward, particularly as IP becomes more and more important, and we start producing flat IP networks.

I will reinforce one other thing that Pat has said. In looking together the two teams as they were studying this - and we spent quite some days on it - we did put absolutely foremost as the N(degree)1 priority to make sure that we has solutions as we went forward that supported our customers. That is above the cost synergies that could be obtained; it is about making sure that we support our customers in a very smooth migration that gives them all the advantages but does not put them in any way at risk.


SERGE TCHURUK

The last question was about China. Today, our operations in China are conducted in the framework of Alcatel Shanghai Bell, which we own 50% plus one share, and the rest is owned by the government of China through various entities. We are by the way quite happy with the cooperation and the way this operates. We have about 7 000 people. Lucent has about 4 000 people in China in a fully honed operation. Obviously we are going to try to unify our operations in China. We are as I said happy with our cooperation with the Chinese government so there is probably a way that we can unify the whole thing and keep the sort of relationship we have with the Chinese government. Whether or not we fold it into ASB is a possibility.


AL FIAMI, MERRIL LYNCH, US

My question is on the pension credit again. Lucent assumes 8.5% expected rate of return on the pension asset and Alcatel assumes 4.3%. If Lucent pension is going to report it under the Alcatel assumed rate of return I suspect there is not going to be any pension credit at all. Is your statement on accretion a year end statement in a sense that initially there is going to be some dilution and only then you will work down the expenses such that it starts to be accretive?


JOHN KRITZMACHER

With regard to your comments on the assumed rate of return, the assumed rate of return is driven entirely by the expected returns on the allocated mix of assets in the pension trust. The 8.5% return

Paris, 3 April 2006                                                          12

Analysts Presentation                               Alcatel Lucent Technologies

is applicable to the mix of assets that we have in this trust today. Should we choose to reallocate the mix of assets in those plans then we would need to revisit the assumed rates of return. But otherwise the assumed rates of return would not be changed.


JEAN-PASCAL BEAUFRET

The accretive power of the transaction as from year one you mentioned is of course including 100% of the net income with the pension credit. But the accretive power of the transaction comes really from the new platform we will develop, the new organisation we will have, and the cost reduction we will get.


MONTILLIE, PARIS

I have a first  question  about the agenda first.  You did not give any precise agenda. Do you think you could launch the offer before you get the authorisation from the authorities of anti-trust in the US or in Europe? Of course you will do it after the general assembly. Can you be a little more detailed about the agenda?


SERGE TCHURUK

The transaction is contingent upon receiving the authorisation from the EU and the US authorities. That is the normal practice.


MONTILLIE, PARIS

What is the maximum duration of your Agreement in case ...


SERGE TCHURUK

We estimated that it will take anywhere between 6 to 12 months.


MONTILLIE, PARIS

It means that more than 12 months that would mean that the Agreement is no more ...


SERGE TCHURUK

12 months is plenty of time to get the agreements.  We want to play it safe.

Paris, 3 April 2006                                                          13

Analysts Presentation                               Alcatel Lucent Technologies

MONTILLIE, PARIS

Concerning the restructuring, you say in page 24 that there are clearly identified overlaps and that the integration plan is to be executed immediately post-closing. What means exactly post-closing? Are you speaking of this year or are you speaking of 2007?


SERGE TCHURUK

I do not know when the closing will take place. Just to have a benchmark, if it takes place 31 December 06, then it would start the putting together the teams and generating the synergies on 1 January 2007.


PAT RUSSO

First of all, we are going to seek to get the deal approved and closed as quickly as possible. We believe that some time between 6 and 12 months because it is hard to tell how long regulatory approvals take. So we are going to move as quickly as we can. During the time between having signed the agreement and closing, after we get through what we are doing here, we will begin transition planning which you can do prior to the closing of the deal. So that when we close, we are able to start executing on the integration plans just as quickly as possible. So, until the deal closes you really cannot execute your plans; you can only make your plans. So we will be aggressively making our plans such that as soon as we close we will be able to integrate as rapidly as we possibility can. And when that is, is sometime we think between 6 and 12 months.


ODO, PARIS

Why do you pay all in paper for this merger? Second, could you give me some colours on the huge cost synergies split between IT, supply chain, headcount reductions?


SERGE TCHURUK

Why do we pay all in paper?  Because it is a merger between equals.


PAT RUSSO

It is structured as an exchange of stock. That has been determined to be the most tax efficient way to structure a transaction like this. We leave that to the financial experts.


SERGE TCHURUK

There are a lot of synergies. The synergies are due to things that Pat already touched on. First of all, let me give you a few examples I think which are not traditional restructuring. I will talk about restructuring in a short while. Putting first of all the procurement of those two large companies together can only result in some savings. We are not going to keep two head offices in all the countries where we operate. We are going to save a lot on the IS IT side of the story. I can have a

Paris, 3 April 2006                                                          14

Analysts Presentation                               Alcatel Lucent Technologies

long list of supply chain improvements which are going to be derived from taking the most efficient of the two or combining them together. Supply chain will be optimised. That already itself leads to a lot of gains which we have estimated seriously. The rest will be workforce reductions, which have been estimated at around 10%, which also have been done very seriously, bottom up. Not to the point where we can today say precisely what is going to happen here and there but we have done work enough to be sure enough of our ground when we state that we can reduce it by 10%. We do it with full respect for the people whatever they are, with business logic and with due care for the people.


SIMON DELHORN, MORGAN KEEGAN, US

I wanted to get in a couple of housekeeping points that might be easy and then a bigger picture question. On the housekeeping side, what do you expect to be the tax rate of the combined entity in the first year? Could you be a bit more specific on what you anticipate the total share count would be? In terms of the bigger picture trends, if you could give us a sense of what your 10% customer profile might look like going forward and if you have a sense of what the pro forma would have been had you merged last year, specifically looking at major customers like AT&T and Vorizon? Thank you.


JEAN-PASCAL BEAUFRET

The tax rate first of all. We are quite satisfied to see that we have an off balance sheet for the combined companies of (euro)13 billion and $16 billion of tax losses carried forward, most of it now being accrued at Lucent and only 1.8 billion being accrued at Alcatel. So, for the time being, we do not see how we can pay a lot of cash taxes within the next years except in those jurisdictions where there could be benefits but of course this is one of the synergies we could raise from this transaction is maybe to better manage the way we can still pay some taxes.

What kind of tax rate do we take into account? We do not change basically the tax assumptions we have guided on for Alcatel. As you know this is a 10% to 15% rate. The tax rate that we have taken into account for Lucent is in the same order of magnitude.

You have asked as well the number of the share count which would result from this transaction. Today's transaction would result in the issuance by Alcatel of 881 million shares, which is a total share count of a bit more than 2.3 billion. This is the way the ratio of 1952 works.


JOHN KRITZMACHER

The question with regard to the customer profile on a pro forma basis: we have not gone through in detail to look at every single customer but the specific question was around 10% customers. For those who have been tracking
Lucent closely, you will know that on an annual basis in 2005 we had two customers that were more than 10%: Sprint and Vorizon, with Vorizon being considerably larger than Spring. Based on my understanding of the profile of Alcatel's customers, I believe that one of those two customers I have mentioned may still make the cut point for 10% customer. I would say it would be close but I am imagining there will likely be just one.


Paris, 3 April 2006                                                          15

Analysts Presentation                               Alcatel Lucent Technologies

AG ARNOLD, CREDIT SUISSE, US

First, can you give us an update on your negotiations with Thales in terms of the satellite operations? In these negotiations, are you including rail signalling as one of the divisions that may go to Thales or is it only satellite? Mike, you were talking about the 3G operations in the product portfolio and talking about how Lucent products based on the same platform of CDMA was very strong. Does this mean you will be switching over to the Lucent CDMA product once it is integrated. You also mentioned that you have to support your current customers on 3G. Does this mean for example for France Telecom that you will have to continue with the Alcatel WCDMA product. If so, where are you going to get the cost savings because it seems like you will have to continue supporting two product bases over time? Any comments on that please?


SERGE TCHURUK

On the Thales negotiations, our Board has recommended to continue negotiating with our Lucent people aware what is going on. The idea is that there would be satellites, presumably other assets including or not including what you are mentioning about rail signalling. So we have a set of options. Whether or not this will materialise will not affect at all the value of Alcatel in our view.


MIKE QUIGLEY

In what I was saying before about the strength of the Lucent portfolio, you should read nothing into it that we have any [inaudible] at this point in time about switching over any product lines. We are going to do that at a very detailed level, technology by technology, product by product. You should not assume anything at this point in time. What I was trying to indicate was a clear view from the joint teams who spent quite some time at this that there is true complementarity and real technical strength in bringing the two portfolios together. To reiterate what I said, we will absolutely continue to support our customers and evolve them at the rate that they are comfortable with. I should also so in terms of the synergies that we see, all the synergy calculations we have done are on the basis of those previous assumptions. In other words, we have a complete match between the rate at which we think technologies can merge, customers can be supported, and costs can be reduced.


PAUL SEGALLA, STANFORD BURSTIN, US

If I look at Lucent the past  five,  six years,  there has been  essentially  a movement to focus the company having divested Aviya, having divested Agir, having divested the fibre optics business. At the same time, Alcatel has held on to a lot of its diverse businesses. Now we are talking about satellite possibility being divested. Can you talk a little bit philosophically, how do you bring that together? Is the intent as a combined business to maintain holdings outside a core communications area? Would there be a change in the approach that Alcatel is taking to that? Second, Alcatel has been designated a national champion by the French government. If you could talk a little bit, Serge, about what that entails, what the expectations of the French government for Alcatel as a national champion. Does it have any inhibiting nature on things you might do from a business perspective? Is it just symbolic or are there some specific requirements of you as a company that come from that designation?

Paris, 3 April 2006                                                          16

Analysts Presentation                               Alcatel Lucent Technologies

SERGE TCHURUK

I did not know we were a national champion. Of what are we a national champion? Sincerely, are we are national champion? We are not a national champion of anything. We are a global company with global operations headquartered in Paris. 28% of our workforce is French, 72% is non-French. We have directors on our Board who are several nationalities. We have a lot of people all across the place. In telecommunications, we have as many people in North America as we have in France. So, I am very proud to be a national champion but one has to tell me of what.

Having said so, and I will allow Pat to comment on this, I would argue that today Alcatel is a very focused company. Maybe you can argue that satellites are not only applicable to communications, broadcasting and the like, it has also some other uses which I would accept. But to a large extent everything we do is using communications technologies. Whether or not we focus even more is an open issue. We had a question on Thales, which is a valid question. So the next management will see the way they want to do it, but everything is open.


PAT RUSSO

The only thing I would add is that I think when you look at what the combined company has in terms of assets. Take the enterprise business as an example. Clearly, if you look at what Lucent has been doing, we have been seeking to pursue the enterprise market through service provider relationships, hosted applications, and service offerings through the service organisation. Obviously Alcatel has an enterprise business. So I think the combination lays out for us an increased set of choice and capacity to become more explicit over time over where might we want to broaden, expand or put additional investment in order to accelerate the growth of the combined company.


ALEXANDER BITAK, EXANE BNP PARIBAS

I would like to ask more of a technical question with respect to an area which has had a lot of attention recently, which is EDGE service routers. What is Lucent's view of what is so good for winning a lot of market share there? How do you view your very close relationship with Juniper that you have at the moment? Then the comment from the other side would be, what do you think of the Riverstone acquisition that has been agreed upon very recently? What was the rationale of that acquisition in view of the current transaction?


PAT RUSSO

Let me take a crack at the first question on Juniper. Lucent has enjoyed a partnership with Juniper. Let me say at a higher order level, partnerships have been important to both of these companies. Given what is happening in our industry, having an ecosystem of partners is and will continue to be very important. Obviously when you take two companies and you put them together, it is important to reassess, given what you now have in a combined enterprise, how do you look at those partnerships and what might you reshape in light of what assets you might now have. Certainly as it relates to the capabilities that Alcatel has on the EDGE, obviously that would be something that we would look at. In general, I think it is important to acknowledge the value of partnerships, and our expectation of those will continue.

Paris, 3 April 2006                                                          17

Regarding Riverstone, there is a set of complementarity we believe with respect to the product portfolio. At the same time, as we go forward, as we look at specific spaces and specific segments, we may have to take a look at how to have a going forward plan that really leverages the best of what Lucent with Riverstone has and what Alcatel has. My view is the combined embedded relationships and assets will be important as we fight for and compete in the emerging carrier grad Ethernet arena.


MIKE QUIGLEY

Just  one  point.  We  have  a  set  of  established   integration  jobs,  both
companies across the world. Often if I take for Alcatel IP TV, there is a set of embedded infrastructure in some of these deals which in fact you have to deal with. So both companies are quite used to and have some good processes for dealing with a lot of third party products. Some of those are from people with which we have non-competing partnerships; others are with people we compete with, but that is life these days. We look at these relationships in that light. We do not see it as a big issue. As Pat said, we will look at obviously the complete product range of both companies as we make the technology decisions together.


PAT RUSSO

Just to punctuate Mike's point. If you think about what we are trying to do in the multi vendor integration service space, we find ourselves at times integrating competitors' products when we have a product that could fit in that space. That is because that is the customer's choice. So, it is an interesting world of competition and "coopetition" that I think we will continue to see evolve.


KIM BODY, GOLDMAN SACHS

I wanted to ask a broader question. If we look at the NPV that you estimate from the deal, it is obviously about a third of the existing combined companies' value. Do your competitors sit there an wonder what opportunities they have that could actually add that much value? Further deals in the sector seem likely given your demonstration of the actual cost savings that can driven and the synergies. How do you see that responding, and does that have any implications? I am particularly interested to hear in terms of timing, you mentioned Serge in your introductory comments that now was the right time. Is that because you see the major network transformations getting under way in the next few years and you want to be prepared for that, and therefore you will gain an advantage by moving early? Or do you think this is something that is happening now? So, I guess a wide ranging question.


SERGE TCHURUK

Some of the numbers are quite  striking.  If you look at the  operating  income derived from the synergies, it is higher than either one. Alcatel is higher than the Lucent one. There is a lot of synergies and I do believe it is not by chance. We have obviously thought about, looked at everything as everybody else has one, and we found out that it is the Alcatel Lucent combination that seems to be optimal in terms of synergy generation. We strongly believe we can achieve this. I do not underestimate the difficulties but we have done things that were frankly much more difficult

Paris, 3 April 2006                                                          18

Analysts Presentation                               Alcatel Lucent Technologies

to execute as compared to what it would require to do this merger. I am not saying that as a vague statement; I am very convinced about that. Because the structure of the two companies is such that it fits well together.


PAT RUSSO

From a timing standpoint, this is a first move that will give us a decided advantage in a market where capacity for innovation, size and scale do play a role in being able to meet the expectations and requirements of our customers. I think the fact that we are taking this step - and taking this step first - notwithstanding all that we have to do, will clearly play to our advantage competitively. At least that is our intent.


SERGE TCHURUK

That is the so-called prime mover.


JENNIFER TANNENBAUM FOR MARK SU, RBC CAPITAL MARKETS, US

If you could just talk a bit about the media strategy going forward for both companies. Obviously Alcatel has had a lot of success so far in this area with IP TV and network transformation. If you could just talk about what Lucent will add to that and how you go out to search for providers in this area going forward?


MIKE QUIGLEY

As you may know, both Lucent and Alcatel have been working hard in this area for some time. It is probably true to say, Pat, that in some areas of the world we are head to head competitors. In fact, the two of us on the short list. Clearly both companies have quite some experience, some considerable assets in the company. Overall, our strategy as a combined company will not be too much different. We will bring together the assets that we have got. We have got strong positions in various customers around the world. What it will allow us to do is a point that we have emphasised before: let us not forget the whole area of services and integration. The technology is one part, but having that deep expertise in being able to integrate is also very important. The combined company will now have a huge integration and services capability. As well as having all the infrastructure it is a tremendously powerful service and integration capability. I think that is one of the most important things that will come out of the transaction.


PASCAL BANTEGNIE

Serge, would you like to wrap up.


SERGE TCHURUK

We have said a lot of things.


Paris, 3 April 2006                                                          19

Analysts Presentation                               Alcatel Lucent Technologies

PAT RUSSO

Yes, we have said everything there is to say.


SERGE TCHURUK

One of the things I believe is quite important is that, a bit surprisingly, the cultures of the two companies are very close. People understand each other quite well; they do not lose any time; they have more or less the same vision on many of the things. So, in my view, that is something I have a good feel for.


PAT RUSSO

I would just wrap up by first of all thanking all of you for your interest and your attention to this. I am very excited - as are all of the folks that have been involved and engaged with getting us to this point - about the possibilities that this creates for growth for the combined company, the promise of being able to deliver against an increasing set of expectations by our customers, and the real opportunity over time to create opportunities for our people as well. So it is an exciting time for both companies and I look forward to the work at hand with respect to now planning for the transition, getting us to a successful closure, and then immediately beginning with executing on the integration.


SERGE TCHURUK

Thank you to all of you.

Paris, 3 April 2006                                                          20

Analysts Presentation                               Alcatel Lucent Technologies


                                     INDEX

UNFORTUNATELY, WE WERE UNABLE TO CHECK THE SPELLING OF THE FOLLOWING NAMES AND TERMS:


AG Arnold........................16     Kim BODY,............................18

Agir.............................16     media strategy.......................19

Al FIAMI, Merril Lynch, US.......12     Montillie, Paris.................13, 14

Alexander BITAK, Exane BNP              Nichols THEODOPOLOUS, US..............9
Paribas.......................7, 17
                                        ODO, Paris...........................14
ARISSA laws.......................6
                                        Paul SEGALLA, Stanford Burstin.......16
Aviya............................16
                                        Richard KRAMER, Areda Research, US...11
Christian DANNA, CN Conseil.......9
                                        search for providers.................19
Claire PEDINI....................11
                                        Simon DELHORN, Morgan Keegan.........15
Etienne FOUQUES..................11
                                        the ratio of 1952....................15
Francois DUHESME, CNC............10
                                        Vorizon..............................15
Frank MACARY, IXIS Securities.....7

Jennifer TANNENBAUM for Mark SU,
RBC Capital Markets..............19

Paris, 3 April 2006                                                          21

  SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION

This transcript contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel's managements' future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent's and Alcatel's and the combined company's future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements' assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent's Form 10-K for the year ended September 30, 2005 and Alcatel's Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the US Securities and Exchange Commission. Except as required under the US federal securities laws and the rules and regulations of the US Securities and Exchange Commission, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this transcript, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

         IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Alcatel and Lucent intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), including the filing by Alcatel with the SEC of a Registration Statement on Form F-6 and a Registration Statement on Form F-4 (collectively, the "Registration Statements"), which will include a preliminary prospectus and related materials to register the Alcatel American Depositary Shares ("ADS"), as well as the Alcatel ordinary shares underlying such Alcatel ADSs, to be issued in exchange for Lucent common shares, and Lucent and Alcatel plan to file with the SEC and mail to their respective stockholders a Proxy Statement/Prospectus relating to the proposed transaction. The Registration Statements and the Proxy Statement/Prospectus will contain important information about Lucent, Alcatel, the transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus and other documents filed with the SEC by Lucent and Alcatel through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statements and the Proxy Statement/Prospectus when they become available from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.

      Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Lucent's proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500.

      Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Alcatel's Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.